Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "THARIMMUNE, INC.", FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF NOVEMBER, A.D. 2023, AT 8 O`CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

7517525 8100
SR# 20234001607

Authentication: 204615874
Date: 11-17-23

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:00 AM 11/17/2023
FILED 08:00 AM 11/17/2023
SR 20234001607 - File Number 7517525

CERTIFICATE OF AMENDMENT
to the
CERTIFICATE OF INCORPORATION
of
THARIMMUNE, INC.

THARIMMUNE, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

FIRST: The name of the Corporation is Tharimmune, Inc. The Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the "Secretary of State") on July 16, 2019, as amended on August 7, 2019, September 16, 2021, October 11, 2021 and September 21, 2023 (as amended, the "Certificate of Incorporation").

SECOND: ARTICLE IV of the Corporation's Certificate of Incorporation shall be amended by inserting the following language at the end of such section which shall read as follows:

"Reverse Stock Split. As of November 20, 2023 at 4:01 p.m. Eastern Time (the "Effective Time") of this Certificate of Amendment pursuant to the Section 242 of the General Corporation Law of the State of Delaware, each twenty-five (25) shares of the Corporation's Common Stock, issued and outstanding immediately prior to the Effective Time (the "Old Common Stock") shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined, converted and changed into one (1) fully paid and nonassessable shares of Common Stock (the "New Common Stock"), subject to the treatment of fractional share interests as described below (the "Reverse Stock Split"). The conversion of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time. From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of shares of New Common Stock into which such Old Common Stock shall have been converted pursuant to this Certificate of Amendment. Holders who otherwise would be entitled to receive fractional share interests of New Common Stock upon the effectiveness of the reverse stock split shall be entitled to receive a whole share of New Common Stock in lieu of any fractional share created as a result of such Reverse Stock Split."

THIRD: The stockholders of the Corporation have duly approved the foregoing amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 17th day of November, 2023.

THARIMMUNE, INC.

By: /s/ Randy Milby
Name: Randy Milby
Title: Chief Executive Officer